Exhibit 10.11

POST HOLDINGS, INC.

DEFERRED COMPENSATION PLAN

FOR NON-MANAGEMENT DIRECTORS

(Effective January 1, 2012)

POST HOLDINGS, INC.

DEFERRED COMPENSATION PLAN

FOR NON-MANAGEMENT DIRECTORS

(Effective as of January 1, 2012)

i

3.1	Deferral Election	7
3.2	Account Reflecting Deferred Compensation	7
3.3	Credits or Charges.	7
3.4	Company Matching Deferral.	8
3.5	Investment, Management and Use	8
3.6	Valuation of Stock	8

ARTICLE IV FUNDS		10
4.1	Fund Selection	10
4.2	Exchange	10

ARTICLE V DISTRIBUTION OF ACCOUNT		11
5.1	Time of Distribution.	11
5.2	Amount Distributed	12
5.3	Method of Distribution	12
5.4	Form of Payment	13
5.5	Distribution Upon Death	13
5.6	Designation of Beneficiary	13

ARTICLE VI NON-ASSIGNABILITY		14
6.1	Non-Assignability	14

ARTICLE VII VESTING		15
7.1	Vesting	15

ARTICLE VIII AMENDMENT OR TERMINATION OF THE PLAN		16
8.1	Power to Amend Plan	16
8.2	Distribution of Plan Benefits Upon Termination	16
8.3	When Amendments Take Effect	16
8.4	Restriction on Retroactive Amendments	16

ARTICLE IX PLAN ADMINISTRATION		17
9.1	Powers of the Committee	17
9.2	Indemnification.	17
9.3	Claims Procedure	18
9.4	Expenses	19
9.5	Conclusiveness of Action	19
9.6	Release of Liability	20

ARTICLE X MISCELLANEOUS		21
10.1	Plan Not a Contract of Employment	21
10.2	No Rights Under Plan Except as Set Forth Herein; Unsecured General Creditor Status	21
10.3	Rules	21
10.4	Withholding of Taxes	21
10.5	Severability	21
10.6	409A Compliance	21

ii

10.7	Participant Responsibility	22

iii

POST HOLDINGS, INC.

DEFERRED COMPENSATION PLAN

FOR NON-MANAGEMENT DIRECTORS

(Effective as of January 1, 2012)

PREAMBLE

Ralcorp Holdings, Inc. (“Ralcorp”) adopted the Ralcorp Holdings, Inc. Deferred Compensation Plan for Non-Management Directors (“Ralcorp Plan”) effective December 15, 1999.

Ralcorp intends to distribute on a pro rata basis to the holders of Ralcorp’s common stock at least 80% of the outstanding shares of Post Holdings, Inc. (the “Company”) common stock owned by Ralcorp (“Spin-Off”). The Company hereby adopts the Post Holdings, Inc. Deferred Compensation Plan for Non-Management Directors effective January 1, 2012 (“Effective Date”), subject to the completion of the Spin-Off.

As of the Spin-Off, account balances of the Company’s non-management directors and any other individuals listed on Appendix I hereto under the Ralcorp Plan are hereby converted into account balances under this Plan upon terms and conditions approved by the Committee, and the Company is responsible under this Plan for the payment of all liabilities and obligations for benefits unpaid with respect to all such transferred accounts. This Plan is not intended to be a material modification of the Ralcorp Plan with respect to deferrals prior to January 1, 2005.

The purpose of the Plan is to enhance the profitability and value of the Company for the benefit of its shareholders by providing a supplemental retirement program to attract and retain qualified Non-Management Directors who have made or will make important contributions to the success of the Company.

ARTICLE I

DEFINITIONS

As used in this Plan, the following capitalized words and phrases have the meanings indicated, unless the context requires a different meaning:

1.1 “Account” means the bookkeeping account established for each Participant to reflect amounts credited to such Participant under the Plan. A separate bookkeeping account will be maintained with respect to deferrals attributable to periods ending on or before December 31, 2004 and related hypothetical investment earnings.

1.2 “Acquiring Person” means any person or group of Affiliates or Associates who is or becomes the beneficial owner, directly or indirectly, of 20% or more of the outstanding Stock.

1.3 “Affiliate” or “Associate” shall have the meanings set forth as of March 1, 1994 in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

1.4 “Allocation Date” means each day the New York Stock Exchange is open for business.

1.5 “Beneficiary” means the person or persons designated by a Participant, or otherwise entitled, to receive any amount credited to his Account that remains undistributed at his death.

1.6 “Board” means the Board of Directors of the Company.

1.7 “Change in Control” means the time when (i) any person, either individually or together with such person’s Affiliates or Associates, shall become the beneficial owner, directly or indirectly, of more than 50% of the outstanding Stock and there shall have been a public announcement of such occurrence by the Company or such person or (ii) during any twelve (12) month period individuals who shall qualify as Continuing Directors shall have ceased for any reason to constitute at least a majority of the Board; provided, however, that in the case of either clause (i) or clause (ii), a Change in Control shall not be deemed to have occurred if the event shall have been approved prior to the occurrence thereof by a majority of the Continuing Directors who shall then be members of the Board. Notwithstanding anything to the contract, an event shall not be a Change in Control if it is not a change in control as that term is used in Section 409A of the Code.

1.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.9 “Committee” means the Corporate Governance and Compensation Committee of the Board.

1.10 “Company” means Post Holdings, Inc., a Missouri corporation, and any successor thereto.

1.11 “Company Matching Contributions” means the Company contributions described in Section 3.4.

1.12 “Compensation” means a Participant’s annual retainer and fees from the Company for service on the Board.

1.13 “Continuing Director” means any member of the Board, while such person is a member of the Board, who is not an Affiliate or Associate of an Acquiring Person or of any such Acquiring Person’s Affiliate or Associate and was a member of the Board prior to the time when such Acquiring Person became an Acquiring Person, and any successor of a Continuing Director, while such successor is a member of the Board, who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person or a representative or nominee of an Acquiring Person or of any Affiliate or Associate of such Acquiring Person and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

1.14 “Deferral Account” means the Account established pursuant to Section 3.2.

1.15 “Deferral Election” means an agreement between a Participant and the Company under which the Participant agrees to a deferral of his Compensation in accordance with Section 3.1 as follows:

(a) a specified percentage (from 0% to 100%) of a Participant’s Compensation;

(b) all of a Participant’s Compensation to up to a specified dollar amount; or

(c) all of a Participant’s Compensation in excess of a specified dollar amount.

1.16 “Effective Date” means January 1, 2012.

1.17 “Fund” means one or more of the measurement investment funds available under the Plan for purposes of crediting or debiting hypothetical investment gains and losses to the Accounts of Participants. The investment funds available under the Plan shall be identical to the extent possible to those approved by the Employee Benefit Trustees Committee under the SIP. Each Fund shall be subject to all terms, conditions and fees established from time to time by the Fund sponsor.

1.18 “Matching Contributions Account” means the Account established pursuant to Section 3.4(a).

1.19 “Non-Management Director” means a member of the Board who is not an officer or an employee of the Company, or a subsidiary or affiliate of the Company.

1.20 “Participant” means any Non-Management Director who participates in the Plan. In addition, Participant means any individual whose name is listed on Appendix I hereto to the extent an Account is credited with Ralcorp Amounts on behalf of such individual under this Plan.

1.21 “Plan” means the Post Holdings, Inc. Deferred Compensation Plan for Non-Management Directors, as originally adopted and as from time to time amended.

1.22 “Plan Year” means the accounting year of the Plan, which ends on December 31.

1.23 “Ralcorp Amounts” means amounts credited to the Plan in accordance with Section 3.2.

1.24 “Separation from Service” means a separation from service with the Company within the meaning of Section 409A of the Code. For the avoidance of doubt, no Participant shall be treated as incurring a Separation from Service or other similar event for purposes of determining the right to distribution, vesting, benefits, or any other purpose under the Plan as a result of the Spin-Off (as defined in the Preamble).

1.25 “SIP” means the Post Holdings, Inc. Savings Investment Plan.

1.26 “Stock” means the Company’s $.01 par value common stock or any such other security outstanding upon the reclassification of the Company’s common stock, including, without limitation, any Stock, split-up, Stock dividend, or other distributions of stock in respect of Stock, or any reverse Stock split-up, or recapitalization of the Company or any merger or consolidation of the Company with any Affiliate, or any other transaction, whether or not with or into or otherwise involving an Acquiring Person.

1.27 “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152 (without regard to 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Committee will determine the existence of an Unforeseeable Emergency, based on the supporting facts, circumstances, and documentation provided by the Participant.

1.28 “Rules of Construction”

(a) Governing law. The construction and operation of this Plan are governed by the laws of the State of Missouri.

(b) Headings. The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Plan.

(c) Gender. Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.

(d) Singular and plural. Unless clearly inappropriate, singular items refer also to the plural and vice versa.

(e) Severability. If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and to be construed and enforced in accordance with the purposes of the Plan as if the illegal or invalid provision did not exist.

ARTICLE II

PARTICIPATION IN THE PLAN

2.1 Eligibility . Participation in the Plan shall be limited to Non-Management Directors.

2.2 Commencement of Participation . To participate in the Plan, a Non-Management Director shall defer Compensation earned during a Plan Year by making a Deferral Election with respect to such Compensation, in the manner set forth in Section 3.1.

ARTICLE III

ACCOUNTS

3.1 Deferral Election . Each Plan Year, a Participant may execute a Deferral Election under which he may elect to defer all or a portion of his Compensation earned during such Plan Year until his Separation from Service. A Deferral Election is irrevocable upon the beginning of the Plan Year to which it applies. Any Deferral Election shall be made prior to the commencement of the Plan Year in which the Compensation that is the subject of the Deferral Election will be earned. Notwithstanding the foregoing, an individual who first becomes a Non-Management Director subsequent to the first day of any Plan Year (and was not previously eligible to participate in a plan which is treated with this Plan as one plan under Treasury Regulation section 1.409A-1(c)(2)) may make a Deferral Election, applicable to the period from the Non-Management Director’s initial entry date to the end of the Plan Year, provided the Deferral Election is made within 30 days of becoming a Non-Management Director and prior to the performance of services by a Participant for the period covered by the election. Each Deferral Election shall be in a form designated by the Committee. On the date of the Spin-Off, each deferral election in effect under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Non-Management Directors with respect to Participants listed on Appendix I hereto shall transfer to, be recognized as a Deferral Election by, and remain in effect for the year or other applicable period to which it relates under this Plan.

3.2 Account Reflecting Deferred Compensation . The Committee shall establish and maintain a separate Account for each Participant which shall reflect the amount of the Participant’s total contributions under this Plan and all credits or charges under Section 3.3 from time to time. All amounts credited or charged to a Participant’s Account hereunder shall be in a manner and form determined within the sole discretion of the Committee. The amount of a Participant’s Compensation deferred by a Deferral Election and all earnings thereon shall be credited to the Participant’s Deferral Account as soon as administratively practicable. The amount credited to an account under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Non-Management Directors as of the Spin-Off with respect to a Participant listed on Appendix I shall be credited to such Participant’s Account as Ralcorp Amounts under this Plan in a separate bookkeeping sub-account and shall include earnings and losses credited pursuant to Section 3.3. Ralcorp Amounts shall be invested in accordance with Section 3.5 and Article IV and distributed in accordance with Article V. On and after the Spin-Off, the Company shall assume all liabilities relating to the Ralcorp Amounts, and Ralcorp Holdings, Inc. and its affiliates shall have no liability therefor.

3.3 Credits or Charges.

(a) Earnings or Losses . As of each Allocation Date during a Plan Year, a Participant’s Account shall be credited or debited with earnings or losses approximately equal to the earnings, gain or loss on the Funds indicated as preferred by a Participant for the Plan Year or for the portion of such Plan Year in which the Account is deemed to be invested.

(b) Balance of Account . As of each Allocation Date, the amount credited to a Participant’s Account shall be the amount credited to his Account as of the immediately preceding Allocation Date, plus the Participant’s contribution credits since the immediately preceding Allocation Date, minus any amount that is paid to or on behalf of a Participant pursuant to this Plan subsequent to the immediately preceding Allocation Date, plus or minus any hypothetical investment gains or losses determined pursuant to Section 3.3(a) above.

(c) Change in Control . Upon a Change in Control, all amounts deemed to be invested in the Post Holdings, Inc. Common Stock Fund shall be immediately converted to the Fund that is a money market fund.

3.4 Company Matching Deferral.

(a) Company Matching Deferral . Upon a Participant’s deferral credited to the Post Holdings, Inc. Common Stock Fund, the Company shall credit the Participant’s Account with an additional amount credited to the Post Holdings, Inc. Common Stock Fund equal to 33 1/3% of the Participant’s deferral. Such Company matching contributions and all earnings thereon are hereinafter referred to as “Company Matching Contributions.” Company Matching Contributions for a Participant shall be credited to the Participant’s Matching Contributions Account at the same time as the related Participant’s Deferral Election amounts are credited pursuant to Section 3.2.

(b) Investment of Company Matching Contributions . All Company Matching Contributions credited to a Participant shall be deemed to be invested in the Post Holdings, Inc. Common Stock Fund.

(c) Form of Distribution .. Any distribution with respect to Company Matching Contributions that remain invested in the Common Stock Fund shall be in Stock, with cash for any fractional shares, unless the Committee in its discretion changes the form of distribution to all cash or any other combination of Stock and cash.

3.5 Investment, Management and Use . The Company shall have sole control and discretion over the investment, management and use of all amounts credited to a Participant’s Account until such amounts are distributed pursuant to Article V. Notwithstanding any other provision of this Plan or any notice, statement, summary or other communication provided to a Participant that may be interpreted to the contrary, the Funds are to be used for measurement purposes only, and a Participant’s election of any such Fund, the determination of credits and debits to his Account based on such Funds, the Company’s actual ownership of such Funds, and any authority granted under this Plan to a Participant to change the investment of the Company’s assets, if any, may not be considered or construed in any manner as an actual investment of the Account in any such Fund or to constitute a funding of this Plan.

3.6 Valuation of Stock . In any situation in which it is necessary to value Stock, the value of the Stock shall be the closing price as reported by the New York Stock Exchange—Composite Transactions on the date in question, or, if the Stock is not quoted on such composite tape or if the Stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Stock is listed, or if the Stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of the Stock during the ten (10) days immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of the Stock as determined by a majority of the Continuing Directors in good faith.

ARTICLE IV

FUNDS

4.1 Fund Selection. Except for Company Matching Contributions described in Section 3.4, the rate at which earnings and losses shall be credited to a Participant’s Account shall be determined in accordance with one or more Funds selected by the Participant; if a Participant does not select a Fund the Fund applicable for that Participant shall be the Fund that is a money market fund. Fund selections recognized under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Non-Management Directors immediately prior to the Spin-Off shall be recognized under this Plan until superseded or otherwise changed in accordance with this Plan; provided however, that Ralcorp Amounts deemed invested in the Ralcorp Holdings, Inc. stock fund immediately prior to the Spin-Off shall be deemed invested in a Fund selected by the Committee until the Participant elects a replacement Fund (if and to the extent permitted by the Committee).

If a Fund elected by a Participant is removed, a Fund selected by the Employee Benefit Trustees Committee under the SIP shall apply in its place until the Participant elects a replacement Fund. For purposes of calculating earnings and losses attributable to a Fund, any amount shall be deemed to be invested in the Fund as of the date determined appropriate by the Committee.

4.2 Exchange. Subject to the next sentence and any limitations established by the Committee, including the timeliness of a request, a Participant may exchange Funds as of the close of each business day. An amount attributable to an investment in the Common Stock Fund may not be exchanged for another Fund until the earlier of (a) the beginning of the calendar year in which the fifth anniversary of such investment occurs, or (b) the Participant’s Separation from Service.

ARTICLE V

DISTRIBUTION OF ACCOUNT

5.1 Time of Distribution.

(a) General. Payment of the amount credited to a Participant’s Account shall be made or commence as soon as administratively practicable following the earlier of the following:

(i) the occurrence of an Unforeseeable Emergency; provided that a withdrawal with respect to an Unforeseeable Emergency may not exceed the amount necessary to satisfy the emergency need, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets itself would not cause severe financial hardship); or

(ii) the Participant’s Separation from Service.

(b) Specified Employee. Notwithstanding any provision of the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code, no portion of his or her Account shall be distributed on account of a Separation of Service before the earlier of (a) the date which is six (6) months following the date of the Participant’s Separation of Service, or (b) the date of death of the Participant. Amounts that would have been paid during the delay will be paid on the first business day following the end of the six month delay. The Company’s specified employees shall be determined in accordance with the special rules for spin-offs under Treas. Reg. Section 1.409A-1(i)(6)(iii), or any successor thereto, for the period indicated in such regulation.

(c) Deferred Time of Payment. In the discretion of the Committee, a Participant may elect to modify the form and time at which payment of his benefit shall be paid, in accordance with the following:

(i) For deferrals not subject to Section 409A of the Code (i.e., Compensation with respect to services performed prior to January 1, 2005) and related hypothetical earnings, at any time at least six months prior to the start of the calendar year in which the Participant’s scheduled payment date otherwise would have occurred;

(ii) For deferrals that are subject to Section 409A of the Code and related hypothetical earnings:

(1) any such election must be received by the Committee or its designee no less than twelve (12) months prior to the Participant’s scheduled payment date (or, in the case of annual installments pursuant to

Section 5.3(b) or 5.3(c) twelve (12) months prior to the date the first amount was scheduled to be paid), if applicable;

(2) the election shall not take effect until twelve (12) months after the date on which the new election is made; and

(3) the payment with respect to which such election is made is deferred for a period of not less than 5 years from the date the payment otherwise would have been made (or, in the case of annual installments pursuant to Section 5.3(b) or 5.3(c), 5 years from the date the first amount was schedule to be paid).

(d) Ralcorp Elections. Notwithstanding anything to the contrary, but subject to Section 5.1(b), Ralcorp Amounts shall be distributed at the time determined in accordance with the Ralcorp Holdings, Inc. Deferred Compensation Plan for Non-Management Directors as of the Spin-Off. Distribution elections effective under such plan as of the Spin-Off with respect to Participants listed on Appendix I shall be recognized under this Plan, subject to permitted modifications as described herein.

The Committee, in its discretion, may limit the number of times a Participant may modify his elected time of payment and establish such other limitations as it deems advisable for the proper administration of the Plan. With respect to deferrals attributable to periods after December 31, 2004, and related hypothetical earnings, the time or schedule of any payment under the Plan may not be accelerated except as permitted pursuant to Section 409A of the Code.

5.2 Amount Distributed. The amount distributed to a Participant shall be determined as of the Allocation Date as of which distribution is made, or as of the most recent Allocation Date preceding the date as of which distribution is made, pursuant to the Committee’s practice for different methods of distributions, with actual payment occurring as soon as practicable thereafter.

5.3 Method of Distribution. Distribution under this Plan may be made in any of the following forms elected by the Participant on his Deferral Election, subject to change pursuant to Section 5.1:

(a) Single payment in the form(s) determined pursuant to Section 5.4;

(b) Annual installments over five years; or

(c) Annual installments over ten years.

If a Participant does not make a timely election for the method of distribution, his method of distribution shall be a single payment in the form(s) determined pursuant to Section 5.4. Notwithstanding anything to the contrary, a Participant’s Account shall be paid in a lump sum if the balance does not exceed the dollar amount under Code section 402(g)(1)(B) ($17,000 for 2012), and if the payment results in the termination and liquidation of the Participant’s entire interest under the Plan, and any other plans that are treated with this Plan as one plan under Treasury Regulation section 4.409A-1 (c)(2). Distribution election forms in effect under the

Ralcorp Holdings, Inc. Deferred Compensation Plan for Non-Management Directors immediately prior to the Spin-Off for Participants listed on Appendix I shall be recognized under this Plan, subject to permitted modifications as described herein.

5.4 Form of Payment. All payments made pursuant to this Plan shall be in cash, subject to the Committee’s discretion to make payment with respect to any Participant in whole or in part in Stock. The amount payable with respect to the Post Holdings, Inc. Common Stock Fund shall be the amount of Post Holdings, Inc. Common Stock Fund units credited to the Participant’s Account multiplied by the per unit fair market value, as determined by the Committee, on the date of the Participant’s Separation from Service or Unforeseeable Emergency, with interest accruing at the rate of the Fund that is a money market fund from such date of Separation from Service or Unforeseeable Emergency until the time of distribution.

5.5 Distribution Upon Death. If a Participant dies before commencing the payment of his Account, the unpaid Account balance shall be paid to a Participant’s designated Beneficiary in a single payment in the forms) determined pursuant to Section 5.4 within sixty (60) days following the Participant’s date of death.

5.6 Designation of Beneficiary. A Participant shall designate a Beneficiary on a form to be supplied by the Committee. The Beneficiary designation may be changed by the Participant at any time, but any such change shall not be effective until the Beneficiary designation form completed by the Participant is delivered to and received by the Committee. In the event that the Committee receives more than one Beneficiary designation form from the Participant, the form bearing the most recent date shall be controlling. If the Committee does not have a valid Beneficiary designation of a Participant at the time of the Participant’s death, then the Participant’s Beneficiary shall be the Participant’s surviving spouse, or if none, the Participant’s estate. The beneficiary designation, if any, in effect under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Non-Management Directors immediately prior to the Spin-Off with respect to Participants listed on Appendix I shall be recognized under this Plan and shall be deemed the Participant’s valid Beneficiary designation hereunder, subject to permitted changes as described herein.

ARTICLE VI

NON-ASSIGNABILITY

6.1 Non-Assignability. Neither a Participant nor any Beneficiary of a Participant shall have any right to commute, sell, assign, pledge, transfer or otherwise convey the right to receive his Account until his Account is actually distributed to a Participant or his Beneficiary. The portion of the Account which has not been distributed shall not be subject to attachment, garnishment or execution for the payment of any debts, judgments, alimony or separate maintenance and shall not be transferable by operation of law in the event of bankruptcy or insolvency of a Participant or a Participant’s Beneficiary.

ARTICLE VII

VESTING

7.1 Vesting. Each Participant shall be fully (100%) vested in his entire Account balance at all times.

ARTICLE VIII

AMENDMENT OR TERMINATION OF THE PLAN

8.1 Power to Amend Plan. The power to amend, modify or terminate this Plan at any time is reserved to the Committee, except that a Chief Executive Officer of the Company may make amendments to resolve ambiguities, supply omissions and cure defects, any amendments deemed necessary or desirable to comply with federal tax law or regulations to avoid adverse tax consequences, and any other amendments deemed necessary or desirable, which shall be reported to the Committee. Notwithstanding the foregoing, no amendment, modification or termination which would reasonably be considered to be adverse to a Participant or Beneficiary may apply to or affect the terms of any deferral of Compensation prior to the effective date of such amendment, modification or termination, without the consent of the Participant or Beneficiary affected thereby. Any amendment made to this Plan shall be in accordance with Code section 409A and the regulations thereunder, and may not materially modify the Plan with respect to deferrals made prior to January 1, 2005. Any amendment made in accordance with this Section 8.1 is binding upon all Participants and their Beneficiaries, the Committee and all other parties in interest.

8.2 Distribution of Plan Benefits Upon Termination. Upon the full termination of the Plan, the Committee shall direct the distribution of the benefits of the Plan to the Participants in a manner that is consistent with and satisfies the provisions of Article V and Section 409A of the Code to the extent applicable.

8.3 When Amendments Take Effect. A resolution amending or terminating the Plan becomes effective as of the date specified therein.

8.4 Restriction on Retroactive Amendments. No amendment may be made that retroactively deprives a Participant of any benefit accrued before the date of the amendment.

ARTICLE IX

PLAN ADMINISTRATION

9.1 Powers of the Committee. In carrying out its duties with respect to the general administration of the Plan, the Committee has, in addition to any other powers conferred by the Plan or by law, the following powers:

(a) to determine all questions relating to eligibility to participate in the Plan;

(b) to compute and certify to an appropriate party the amount and kind of distributions payable to Participants and their Beneficiaries;

(c) to maintain all records necessary for the administration of the Plan that are not maintained by any record keeper;

(d) to interpret the provisions of the Plan and to make and publish such rules for the administration of the Plan as are not inconsistent with the terms thereof;

(e) to establish and modify the method of accounting for the Plan;

(f) to employ counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties hereunder; and

(g) to perform any other acts necessary and proper for the administration of the Plan.

9.2 Indemnification.

(a) Indemnification of Members of the Committee by the Company. The Company agrees to indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his action or failure to act in such capacity, excepting only expenses and liabilities arising out of his own willful misconduct or gross negligence. This right of indemnification is in addition to any other rights to which any member of the Committee may be entitled.

(b) Liabilities for Which Members of the Committee are Indemnified. Liabilities and expenses against which a member of the Committee is indemnified hereunder include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought against him or the settlement thereof.

(c) Company’s Right to Settle Claims. The Company may, at its own expense, settle any claim asserted or proceeding brought against any member of the Committee when such settlement appears to be in the best interests of the Company.

9.3 Claims Procedure. A Participant or Beneficiary or other person who feels he is entitled to a benefit or right provided under the Plan (hereinafter referred to as “Claimant”) may make a claim, i.e., a request for benefits under this Plan, pursuant to the Committee’s procedures.

(a) Company Action. The Company shall, within 90 days after its receipt of such claim, make its determination. However, if special circumstances require an extension of time for processing the claim, the Company shall furnish the Claimant, within 90 days after its receipt of such claim, written notification of the extension explaining the circumstances requiring such extension and the date that it is anticipated that such written statement will be furnished, and shall provide such Claimant with its determination not later than 180 days after receipt of the Claimant’s claim.

In the event the claim is denied, the Company shall provide such Claimant a written statement of the Adverse Benefit Determination, as defined in Subsection (d) below. The notice of Adverse Benefit Determination shall be delivered or mailed to the Claimant by certified or registered mail to his last known address, which statement shall contain the following:

(i) the specific reason or reasons for Adverse Benefit Determination;

(ii) a reference to the specific provisions of the Plan upon which the Adverse Benefit Determination is based;

(iii) a description of any additional material or information that is necessary for the Claimant to perfect the claim;

(iv) an explanation of why that material or information is necessary; and

(v) an explanation of the review procedure provided below.

(b) Procedures for Appealing an Adverse Benefit Determination. Within 60 days after receipt of a notice of an Adverse Benefit Determination as provided above, if the Claimant disagrees with the Adverse Benefit Determination, the Claimant, or his authorized representative, may request, in writing, that the Committee review his claim and may request to appear before the Committee for such review. If the Claimant does not request a review of the Adverse Benefit Determination within such 60 day period, he shall be barred and estopped from appealing the Company’s Adverse Benefit Determination. Any appeal shall be filed with the Committee at the address prescribed by the Committee, and it shall be considered filed on the date it is received by the addressee. In deciding any appeal, the Committee shall act in its capacity as a named Fiduciary.

The Claimant shall have the rights to:

(i) submit written comments, documents, records and other information relating to the claim for benefits;

(ii) request, free of charge, reasonable access to, and copies of all documents, records and other information relevant to his claim for benefits.

(c) Response on Appeal. Within 60 days after receipt by the Committee of a written application for review of a Claimant’s claim, the Committee shall notify the Claimant of its decision by delivery or by certified or registered mail to his last known address; provided, however, in the event that special circumstances require an extension of time for processing such application, the Committee shall so notify the Claimant of its decision not later than 120 days after receipt of such application.

In the event the Committee’s decision on appeal is adverse to the Claimant, the Committee shall issue a written notice of an Adverse Benefit Determination on Appeal that will contain all of the following information, in a manner calculated to be understood by the Claimant:

(i) the specific reason(s) for the Adverse Benefit Determination on Appeal;

(ii) reference to specific plan provisions on which the benefit determination is based;

(iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits.

(d) Definition. As used herein, the term “Adverse Benefit Determination” shall mean a determination that results in any of the following: the denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of the Claimant’s eligibility to participate in the Plan.

(e) A Claimant may bring a legal action with respect to a claim only if (i) all procedures described above have been exhausted, and (ii) the action is commenced within ninety (90) days after a decision on review is furnished. In light of the Company’s substantial contacts with the State of Missouri, the fact that the Company is headquartered in St. Louis, Missouri, and the Company’s establishment of, and the Committee’s maintenance of, this Plan in Missouri, any legal action brought by a Claimant shall be filed and conducted exclusively in the federal courts in the Eastern District of Missouri.

9.4 Expenses. All expenses of the Committee with respect to the Plan shall be paid by the Company.

9.5 Conclusiveness of Action. Any action on matters within the discretion of the Committee will be conclusive, final and binding upon all Participants and upon all persons claiming any rights under the Plan, including Beneficiaries.

9.6 Release of Liability. By participating in the Plan, each Participant and Beneficiary automatically releases the Company, its employees, the Committee, the Board and each member of the Board from any liability due to any failure to follow the requirements of Code section 409A, unless such failure was the result of an action or failure to act that was undertaking by the Company in bad faith. Further by participating in the Plan, each Participant and Beneficiary automatically (1) releases Ralcorp Holdings, Inc., its employees, the Corporate Governance and Compensation Committee of the Board of Directors of Ralcorp Holdings, Inc., the Board of Directors of Ralcorp Holdings, Inc. and each member of such Board of Directors, and each of their affiliates, successors, predecessors, assigns, transferees, agents, counsel, plans, and insurers, from any and all liabilities in connection with the Ralcorp Holdings, Inc. Deferred Compensation Plan for Non-Management Directors and this Plan, (2) agrees to the assignment and transfer of the rights, benefits, obligations, and other liabilities pursuant to the Ralcorp Holdings, Inc. Deferred Compensation Plan for Non-Management Directors to the Company and this Plan, and (3) agrees that Ralcorp Holdings, Inc. shall not guarantee the payment of such transferred rights, benefits, obligations, and other liabilities in the event that the Plan and the Company fail to pay them or otherwise.

ARTICLE X

MISCELLANEOUS

10.1 Plan Not a Contract of Employment. The adoption and maintenance of the Plan does not constitute a contract between the Company and any Participant or to be a consideration for the employment or retention as a member of the Board of any person. Nothing herein contained gives any Participant the right to be retained in the employ of the Company or derogates from the right of the Company to discharge any Participant at any time without regard to the effect of such discharge upon his rights as a Participant in the Plan.

10.2 No Rights Under Plan Except as Set Forth Herein; Unsecured General Creditor Status. Nothing in this Plan, express or implied, is intended, or shall be construed, to confer upon or give to any person, firm, association, or corporation, other than the parties hereto and their successors in interest, any right, remedy, or claim under or by reason of this Plan or any covenant, condition, or stipulation hereof, and all covenants, conditions and stipulations in this Plan, by or on behalf of any party, are for the sole and exclusive benefit of the parties hereto. The obligations of the Company under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future. The benefits paid under the Plan shall be paid from the general assets of the Company, and the Participants and any Beneficiary or their heirs or successors shall be unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Notwithstanding the foregoing, nothing in this Section shall preclude the Company, in its sole discretion, from establishing a “rabbi trust” or other vehicle in connection with the operation of this Plan, provided that no such action shall cause the Plan to fail to be an unfunded plan.

10.3 Rules. The Committee shall have full and complete discretionary authority to construe and interpret provisions of the Plan and to determine a Participant’s eligibility for benefits on a uniform, nondiscriminatory basis in similar fact situations. The Committee may adopt such rules as it deems necessary, desirable or appropriate. All rules and decisions shall be uniformly applied to all Participants in similar circumstances.

10.4 Withholding of Taxes. The Committee shall cause taxes to be withheld from an Account distributed hereunder as required by law, and shall comply with all reporting requirements applicable to amounts deferred and distributed under this Plan.

10.5 Severability. If any provision of this Agreement is determined to be invalid or illegal, the remaining provisions shall be effective and shall be interpreted as if the invalid or illegal provision did not exist, unless the illegal or invalid provision is of such materiality that its omission defeats the purposes of the parties in entering into this Agreement.

10.6 409A Compliance. If any provision of the Plan is determined not to comply with Code section 409A, the non compliant provisions shall be interpreted and applied in a manner that complies with Code section 409A and implements the intent of the Plan as closely as possible.

10.7 Participant Responsibility. Each Participant is responsible for reviewing the accuracy of the Company’s implementation of Deferral Elections and investment allocations. If a Participant fails to notify the Company of an improper implementation of a Deferral Election or investment allocation within thirty-one (31) days after receiving the first statement or other communications implementing the election or allocation, the Participant is deemed to have elected the implemented Deferral Election or investment allocation.

FIRST AMENDMENT TO THE

POST HOLDINGS, INC. DEFERRED COMPENSATION PLAN FOR

NON-MANAGEMENT DIRECTORS

(amended and restated effective January 1, 2011)

WHEREAS, Post Holdings, Inc. (“Company”) previously adopted the Post Holdings, Inc. Deferred Compensation Plan for Non-Management Directors (“Plan”);

WHEREAS, the Corporate Governance and Compensation Committee of the Board of Directors of the Company (“Committee”) reserved the right to amend the Plan pursuant to Article VIII of the Plan;

WHEREAS, Section 5.4 of the Plan provides that amounts deferred under the Plan are to be paid in cash subject to the Committee’s discretion to make payment with respect to any participant in whole or in part in shares of Company common stock; and

WHEREAS, the Company desires to specify the number of shares of Company common stock reserved for issuance under the Plan.

NOW, THEREFORE, effective immediately, the Plan is amended by adding a new Section 5.7 to the Plan as follows:

“5.7 Shares Available. Subject to the provisions of this section, the maximum number of shares of Stock that may be delivered to Participants and beneficiaries under the Plan shall be 1,000,000. The shares of Stock with respect to which distributions may be made under the Plan shall be shares of Stock currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares of Stock, including shares of Stock purchased in the open market or in private transactions. The Company shall make automatic and appropriate adjustments in the aggregate number and type of securities that may be issued, represented, and available for delivery to Participants and beneficiaries under the Plan to give effect to adjustments made in the number or type of shares through a dissolution or liquidation of the Company, a sale of substantially all of the assets of the Company, a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, a statutory share exchange involving capital stock of the Company, a divestiture, distribution of assets to shareholders (other than ordinary cash dividends), reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock compensation or exchange, rights offering, spin-off or other relevant change, provided that fractional shares of Stock shall be rounded to the nearest whole share of Stock, for which purpose one-half share shall be rounded down to the nearest whole share.”

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IN WITNESS WHEREOF, this amendment has been executed this 1st day of February, 2012.

POST HOLDINGS, INC.

By:	/s/ Robert Vitale

Name: Robert V. Vitale

Title: Chief Financial Officer

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